                                                                    EXHIBIT 99.9


                                                                       EXHIBIT C
                                             TO VOTING AND COOPERATION AGREEMENT


================================================================================






                         STOCKHOLDERS' AND REGISTRATION
                                RIGHTS AGREEMENT


                                  BY AND AMONG

                           FELCOR SUITE HOTELS, INC.

                                    BASS PLC

                               BASS AMERICA INC.

                              HOLIDAY CORPORATION

                                 PARTNERSHIP A

                                      AND

                                 PARTNERSHIP B





                            DATED ___________, 1998


================================================================================

                              TABLE OF CONTENTS

                                                                                                                     Page
ARTICLE I
         DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.      Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

ARTICLE II
         REGISTRATION RIGHTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.1.      Shelf Registration of Resales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
         2.2.      "Market Stand-Off" Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.3.      Registration Procedures  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
         2.4.      Registration Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.5.      Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6.      Rule 144   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.7.      Underwritten Registrations   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16
         2.8.      Indemnification of Statutory Underwriters  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

ARTICLE III
         CORPORATE GOVERNANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.1.      Composition of the Board   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         3.2.      Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

ARTICLE IV
         RESTRICTIONS ON TRANSFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.1.      General Restriction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
         4.2.      Transfers in Compliance with Law   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.3.      Legends  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.4.      Unauthorized Transfers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
         4.5.      Transfers to Affiliates  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19

ARTICLE V
         RIGHT TO PARTICIPATE IN SALES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.1.      Right to Participate in Sales  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
         5.2.      Securities Not Subject to Tag-Along Right  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         5.3.      Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21

ARTICLE VI
         PREEMPTIVE RIGHTS; WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.1.      Preemptive Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
         6.2.      Regulatory Restrictions; Termination   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22

ARTICLE VII
         MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.1.      Enforcement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
         7.2.      No Inconsistent Agreements   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.3.      Amendments and Waivers   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.4.      Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
         7.5.      Owner of Registrable Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.6.      Successors and Assigns   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.7.      Counterparts   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.8.      Headings   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.9.      Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
         7.10.     Entire Agreement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.11.     Attorneys' Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                               TABLE OF CONTENTS

                                                                                                                     PAGE
                                                                                                                     ----
         7.12.     Severability   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.13.     Changes in Outstanding Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.14.     Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
         7.15.     Acquisition of BHR Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

                             INDEX OF DEFINED TERMS

                                                                                                                     PAGE
                                                                                                                     ----
Affiliate . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
BAI . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Bass Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Beneficial ownership  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
BHR . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
BHR Common Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Blackout  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
Board . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Bristol . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Business Day  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Co-Sale Acceptance Period . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Co-Sale Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Co-Selling Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Control . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Derivatives . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Election Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Exchange Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Excluded Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Excluded Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Fair Market Value . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
FelCor  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
FelCor Common Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Form S-4  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
HC  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Holdings Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
indemnified party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
indemnifying party  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14
Initial Ownership . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Lock-Up Period  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Losses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
Market Stand-Off  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Merger Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Non-Offering Stockholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Offer Notice  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Offer Price . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Offered Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Offering Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Ownership Percentage  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Partnership A . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Partnership B . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Permitted Transferee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Person  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
PLC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
Portion . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Pro Rata Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  20
Prospectus  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Public Offering . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Qualified Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Qualified Offering Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
Registrable Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Registration Statement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Registration Stockholder  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Regulatory Objection  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  22
Rule 144  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Rule 145  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Rule 415  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
SEC . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Securities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Securities Act  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Special Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Stockholder . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Subsidiary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Suspension Notice . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
Third Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Third Party Sale  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
Total Voting Power  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Transfer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
Unauthorized Transfer . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
Underwritten Registration or Underwritten Offering  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Voting Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

                STOCKHOLDERS' AND REGISTRATION RIGHTS AGREEMENT


         This STOCKHOLDERS' AND REGISTRATION RIGHTS AGREEMENT (this "Agreement"), is made and entered into as of ________________, 1998, by and among FelCor Suite Hotels, Inc., a Maryland corporation ("FelCor"), Bass America Inc., a Delaware corporation ("BAI"), Holiday Corporation, a Delaware corporation ("HC"), Bass plc, an English public limited company ("PLC"), [Partnership A], a Delaware limited partnership ("Partnership A"), and [Partnership B], a Delaware limited partnership ("Partnership B").

                                    RECITALS

         A. On March 23, 1998, FelCor and Bristol Hotel Company, a Delaware corporation ("Bristol"), entered into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Bristol will merge with and into FelCor subject to the terms and conditions thereof.

         B. Upon consummation of the Merger, each Stockholder will beneficially own the number of shares of common stock, par value $0.01 per share, of FelCor ("FelCor Common Stock") set forth on Schedule A hereto.

         C. PLC has agreed to be a party to this Agreement solely for the purposes set forth on the signature pages hereto.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:


                                   ARTICLE I

                                  DEFINITIONS

         1.1. Definitions. For purposes of this Agreement, the following terms have the respective meanings set forth below when used herein with initial capital letters. Capitalized terms used herein and not defined herein have the meanings set forth in the Merger Agreement.

         "Affiliate" means, with respect to any Person, any other Person who is directly or indirectly Controlling, Controlled by or under the common Control with such Person; provided that no Stockholder of FelCor shall be deemed an Affiliate of any other Stockholder of FelCor solely by reason of any investment in FelCor or by this Agreement.

         "Bass Parties" means, collectively, BAI, HC and any of their Permitted Transferees who are Affiliates of PLC.

         "Beneficial ownership", "beneficially own" and "beneficial owner" shall be determined in accordance with Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date hereof.

         "Board" means the Board of Directors of FelCor.

         "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or obligated to close.

         "Control" (including the terms "Controlling", "Controlled by" and "under common Control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as in effect from time to time.

         "Excluded Securities" means (i) options granted to directors, officers and employees of FelCor to purchase capital stock of FelCor, and the securities issued pursuant to such options or plans under which options may be granted, which have been authorized by the Board, (ii) capital stock issued or sold upon exercise of warrants, options or rights, or upon conversion of convertible securities, which warrants, options, rights or convertible securities are outstanding on the date hereof or were the subject of the preemptive rights under Article VI or (iii) any securities which are issued to all stockholders by means of a distribution, stock dividend or stock split or reclassification.

         "Fair Market Value" means the price agreed upon by a willing buyer and a willing seller both in possession of reasonable knowledge of all relevant facts, with neither party being under any compulsion to act or not act.

         "Holdings Parties" means, collectively, Partnership A and Partnership B and any of their Permitted Transferees who are Affiliates of The Hampstead Group, LLC.

         "Initial Ownership" means, with respect to each Stockholder, the total number of shares (equitably adjusted to reflect any stock split, dividend, reclassification or any similar event) of FelCor Common Stock beneficially owned by such Stockholder as of the Effective Time.

         "Ownership Percentage" means with respect to each Stockholder at any time, the percentage derived by dividing (i) the aggregate number of shares of FelCor Common Stock beneficially owned by such Stockholder as of such time, by
(ii) the total number of shares of FelCor Common Stock outstanding as of such time.

         "Permitted Transferee" means with respect to each Stockholder, (i) any Affiliate of such Stockholder, (ii) in the case of Partnership A or Partnership B, any direct or indirect constituent partner of such partnership (as to its pro rata interest in the partnership), and (iii) any transferee approved in writing by FelCor; provided that, in each case, such transferee has executed a copy of this Agreement and agreed to be bound by the provisions herein as a Stockholder.

         "Person" means an individual, corporation, partnership, association, trust, limited liability company, joint venture or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "Prospectus" means the prospectus included in any Registration Statement (including without limitation a prospectus that discloses information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

         "Public Offering" means an underwritten public offering of Securities of FelCor pursuant to an effective registration statement under the Securities Act.

         "Registrable Securities" means (i) all shares of FelCor Common Stock received by a Registration Stockholder pursuant to the Merger, (ii) all shares of FelCor Common Stock which a Registration Stockholder has an option to purchase at the Effective Time (including shares of FelCor Common Stock subject to the Amended and Restated Put/Call Option Agreement, dated as of November 16, 1995, by and between Harvey Hotel Holdings, Inc., H.K. Huie, Jr. and the other parties thereto, as amended from time to time), and (iii) all other shares of FelCor Common Stock and shares issued upon exercise of preemptive rights or upon purchase from another Stockholder, until, in the case of any such security, (a) such security is disposed of in accordance with a Registration Statement, (b) such security is saleable by the holder thereof pursuant to Rule 144(k), (c) such security is saleable by the holder thereof pursuant to Rule 144 without regard to any volume limitations, or (d) such security is distributed to the public pursuant to Rule 144.

         "Registration Statement" means any registration statement of FelCor under the Securities Act that covers the Registrable Securities pursuant to the provisions of Article II of this Agreement, including the related Prospectus, all amendments and supplements to such registration statement (including post-effective amendments), all exhibits and all materials incorporated by reference or deemed to be incorporated by reference in such registration statement.

         "Registration Stockholder" means each of (i) the Bass Parties and (ii) the Holdings Parties, in each case, including any of their Permitted Transferees.

         "Rule 144", "Rule 145" or "Rule 415", as applicable, means Rule 144, Rule 145, or Rule 415 under the Securities Act, as each such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder, as in effect from time to time.

         "Stockholder" means each of (i) the Bass Parties, as a group, (ii) Partnership A, and (iii) Partnership B.

         "Subsidiary" means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person.

         "Third Party" means a prospective purchaser of Securities in an arm's-length transaction from a Stockholder where such purchaser is not a Permitted Transferee of such Stockholder.

         "Total Voting Power" means the aggregate number of votes which may be cast by holders of outstanding Voting Securities.

         "Underwritten Registration" or "Underwritten Offering" means a registration under the Securities Act in which securities of FelCor are sold to an underwriter or group of underwriters for reoffering to the public.

         "Voting Securities" means all securities of FelCor entitled, in the ordinary course, to vote in the election of directors of FelCor.

                                   ARTICLE II

                              REGISTRATION RIGHTS

         2.1.    Shelf Registration of Resales. (a)        Registration of
Resales. Subject to Section 2.1(b), FelCor will file with the SEC a Registration Statement under Rule 415 with respect to all Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective no later than the expiration of the Lock-Up Period. Subject to Section 2.1(b), FelCor will file with the SEC, if necessary, a Registration Statement under Rule 415 with respect to all shares of FelCor Common Stock issued in the Merger and held by officers and directors of Bristol Hotels & Resorts, Inc., a Delaware corporation ("BHR"), who may be deemed to be "affiliates" under Rule 145 at the Effective Time and use its reasonable best efforts to cause such Registration Statement to be effective as of the Effective Time.

         (b) Conversion of Form S-4. Subject to the other provisions of this Agreement (including the covenant contained in Section 2.3 with respect to the absence of Suspension Notices), FelCor may, in its sole discretion, convert the Form S-4 Registration Statement filed by FelCor in connection with its issuance of shares of FelCor Common Stock pursuant to the Merger (the "Form S-4") to a Registration Statement on another form permitted to be used by FelCor for the registration under the Securities Act of the Registration Stockholders' offering and resale of Registrable Securities (in accordance with the intended methods of distribution). References herein to the "Form S-4" will be deemed to include the Registration Statement into which it may be converted, and the Form S-4 will be deemed to be a "Registration Statement" for all purposes of this Agreement.

         (c) Maintenance of Effectiveness. FelCor will keep the Registration Statement filed pursuant to this Section 2.1 effective so long as the Registration Stockholders hold Registrable Securities.

         2.2. "Market Stand-Off" Agreement. The Bass Parties and the Holdings Parties will not, to the extent requested (by timely written notice) by the managing underwriter or underwriters for any Underwritten Offering of FelCor's capital stock (or any securities issued by FelCor that are exercisable to purchase, convertible into or exchangeable for shares of capital stock of FelCor) for FelCor's account in which the expected gross proceeds of such Offering equal or exceed $100 million, sell, make any short sale of, lend, grant any option for the purchase of or otherwise Transfer any Registrable Securities (except to the extent permitted in the Underwritten Offering) without the prior written consent of FelCor and/or the managing underwriter or underwriters on the same terms and for the same period of time from the effective date of the Registration Statement relating to the Underwritten Offering as the officers and directors of FelCor agree to refrain from taking such actions; provided, however, such period of time shall not exceed 90 calendar days during any 12 month period. FelCor may impose stop-transfer instructions with respect to the Registrable Securities of each Stockholder until the end of such period (not to exceed 90 calendar days during any 12 month period) in order to enforce these restrictions. In no event, however, will the foregoing parties be required to enter into more than two such agreements in any 12 month period.

         2.3. Registration Procedures. In connection with FelCor's registration obligations pursuant to this Article II, FelCor will use its reasonable best efforts to effect such registration to permit the sale of the Registrable Securities in accordance with the Registration Stockholders' intended method or methods of distribution of those Registrable Securities, and pursuant thereto FelCor will as expeditiously as possible:

                 (a) Prepare and file with the SEC a Registration Statement on any appropriate form under the Securities Act available for the sale of the Registrable Securities by the Registration Stockholders in accordance with the Registration Stockholders' intended method or methods of distribution thereof, and use its reasonable best efforts to cause the Registration Statement to become effective and remain effective as provided herein; provided, however, that not less than three Business Days before filing a Registration Statement or Prospectus or any amendments or supplements thereto (excluding documents that would be incorporated or deemed to be incorporated therein by reference) FelCor will furnish to the Registration Stockholders whose Registrable Securities are covered by that Registration Statement, counsel for such Registration Stockholders with respect to such registration ("Special Counsel") and the managing underwriter, if any, copies of all documents proposed to be filed, which documents will be subject to the review of the Registration Stockholders, the Special Counsel and the managing underwriters, if any, and FelCor will not file a Registration Statement or any amendment thereto or any Prospectus or any supplement thereto (excluding any documents which, upon filing, would be incorporated or deemed to be incorporated by reference therein) to which the Registration Stockholders whose Registrable Securities are covered by that Registration Statement, the Special Counsel or the managing underwriter, if any, may reasonably object on a timely basis;

                 (b) Prepare and file with the SEC any amendments and post-effective amendments to the Registration Statement as may be necessary to keep the Registration Statement continuously effective for the period herein specified; cause the related Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; and comply with the provisions of the Securities Act with respect to the distribution of all securities covered by the Registration Statement during the applicable period in accordance with the intended methods of disposition by the sellers thereof set forth in the Registration Statement as so amended or to the Prospectus as so supplemented;

                 (c) Notify the Registration Stockholders selling Registrable Securities, the Special Counsel and the managing underwriters, if any, promptly, and (if requested by any of those Persons) confirm such notice in writing, (i) when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a

         Registration Statement or any post-effective amendment, when the Registration Statement or amendment has become effective, (ii) of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information, (iii) of the issuance by the SEC or any other federal or state governmental authority of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose, (iv) if at any time the representations and warranties of FelCor contained in any agreement contemplated by Section 2.3(l) (including any underwriting agreement) cease to be true and correct,
         (v) of the receipt by FelCor of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose, (vi) of the occurrence of any event which makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or which requires the making of any changes in a Registration Statement, Prospectus or document so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and, in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated or that is necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and (vii) of FelCor's reasonable determination that a post-effective amendment to a Registration Statement would be appropriate;

                 (d) Use every reasonable effort to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction, at the earliest possible moment;

                 (e) If requested by the managing underwriters, if any, or Registration Stockholders whose Registrable Securities are being registered, (i) promptly incorporate in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and those Registration Stockholders agree should be included therein to comply with applicable law and (ii) make all required filings of the Prospectus supplement or such post-effective amendment as soon as practicable after FelCor has received notification of the matters to be incorporated in the Prospectus supplement or post-effective amendment; provided, however, that FelCor will not be required to take any actions under this Section 2.3(e) that are not, in the reasonable opinion of counsel for FelCor, in compliance with applicable law;

                 (f) Furnish to each Registration Stockholder whose Registrable Securities are being registered, the Special Counsel and each managing underwriter, if any, without charge, conformed copies of the Registration Statement and each post-effective amendment or supplement thereto, including financial statements (including schedules, all documents incorporated or deemed incorporated therein by reference and all exhibits) as such Registration Stockholders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by each such Registration Stockholder;

                 (g) Deliver to each Registration Stockholder whose Registrable Securities are being registered, the Special Counsel and the underwriters, if any, without charge, copies of the Prospectus or Prospectuses relating to the Registrable Securities (including each preliminary prospectus) and any amendment or supplement thereto as those Persons may reasonably request; and FelCor hereby consents to the use of that Prospectus or each amendment or supplement thereto by each of the Registration Stockholders whose Registrable Securities are being registered, and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by that Prospectus or any amendment or supplement thereto;

                 (h) Cooperate with the Registration Stockholders that are selling Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold, which certificates will not bear any restrictive legends; and enable the Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, may request at least two Business Days prior to any sale of Registrable Securities to the underwriters;

                 (i) Use reasonable efforts to cause the sale of Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of a Registration Stockholder's business, in which case FelCor will cooperate in all reasonable respects with the filing of the Registration Statement and the granting of such approvals as may be necessary to enable such Registration Stockholder or the underwriters, if any, to consummate the disposition of such Registrable Securities;

                 (j)      Upon the occurrence of any event contemplated by
         Section 2.3(c)(vi) or 2.3(c)(vii) hereof, promptly prepare a supplement or post-effective amendment to the Registration

         Statement or a supplement to the related Prospectus or any document incorporated therein by reference or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

                 (k) Use its best efforts to cause all Registrable Securities covered by the Registration Statement to be (i) listed on each securities exchange, if any, on which similar securities issued by FelCor are then listed or, if no similar securities issued by FelCor are then so listed, on the New York Stock Exchange or another national securities exchange if the securities qualify to be so listed or (ii) authorized to be quoted on the Nasdaq National Market System or the Nasdaq SmallCap Market if the securities qualify to be so quoted; in each case, if requested by the holders of a majority of the Registrable Securities covered by the Registration Statement or the managing underwriters, if any;

                 (l) Enter into such agreements (including, in the event of an Underwritten Offering, an underwriting agreement in form, scope and substance as is customary in underwritten offerings) and take all such other actions as may be reasonably requested by the managing underwriters or the placement agent or other counterparty to the transaction in order to expedite or facilitate the disposition of the Registrable Securities, and in such connection, whether or not an underwriting agreement is entered into and whether or not the registration is an Underwritten Registration, (i) make such representations and warranties as may be reasonably requested by the Registration Stockholders whose Registrable Securities are being registered and the underwriters, if any, with respect to the business of FelCor and its Subsidiaries, the Registration Statement, Prospectus and documents incorporated by reference or deemed incorporated by reference, if any, in each case, in form, substance and scope as are customarily made by issuers to underwriters in Underwritten Offerings and confirm those representations and warranties if and when requested; (ii) obtain opinions of counsel to FelCor and updates thereof (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the managing underwriters, addressed to each of the underwriters and covering the matters customarily covered in opinions requested in Underwritten Offerings and such other matters as may be reasonably requested by the underwriters); (iii) use its best efforts to obtain "comfort" letters and updates thereof from the independent certified public accountants of FelCor (and, if necessary, any other certified public accountants of any subsidiary of FelCor or of any business acquired by FelCor for which financial statements and financial data is, or is required to be, included in the Registration Statement), addressed to each Registration Stockholder whose Registrable Securities are being registered and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in "comfort" letters in connection with Underwritten Offerings; (iv) deliver such documents and certificates as may be requested by any Registration Stockholder whose Registrable Securities are being registered, the Special Counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties of FelCor and its Subsidiaries made pursuant to clause (i) above and to evidence compliance with any customary conditions contained in the underwriting agreement or similar agreement entered into by FelCor; (v) promptly incorporate in a Prospectus supplement or post-effective amendment to the Registration Statement such information as the managing underwriter or underwriters, if any, and such Registration Stockholders agree should be included therein as may be required by applicable law; and (vi) make all required filings of such Prospectus supplement or such post-effective amendment (or other Registration Statement) as soon as practicable after FelCor has received notification of the matters to be incorporated in such Prospectus supplement or post-effective amendment (or other Registration Statement); provided, however, that FelCor will not be required to take any actions under clauses (v) and (vi) that are not, in the opinion of counsel for FelCor, in compliance with applicable law. The foregoing actions will be taken in connection with each closing under such underwriting or similar agreement as and to the extent required thereunder;

                 (m) Make available for inspection by a representative of the Registration Stockholders whose Registrable Securities are being registered, any underwriter participating in any disposition of Registrable Securities and any attorney or accountant retained by such Registration Stockholders or underwriter, all financial and other records, pertinent corporate documents and properties of FelCor and its Subsidiaries, and cause the officers, directors and employees of FelCor and its Subsidiaries to supply all information reasonably requested by any such representative, underwriter, attorney or accountant in connection with the Registration Statement; provided, however, that any records, information or documents that are designated by FelCor in writing as confidential at the time of delivery of such records, information or documents will be kept confidential by those Persons unless (i) those records, information or documents are in the public domain or otherwise publicly available,
         (ii) disclosure of those records, information or documents is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, or (iii) disclosure of those records, information or documents, in the opinion of counsel to such Person, is otherwise required by law (including, without limitation, pursuant to the requirements of the Securities Act);

                 (n) Comply with all applicable rules and regulations of the SEC and make generally available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder (or any similar rule promulgated under the Securities Act) no later than 45 calendar days after the end of any 12-month period (or 90 calendar days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering, and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of FelCor, after the effective date of a Registration Statement, which statements shall cover that 12-month period;

                 (o) Cause its directors, officers and other appropriate employees to participate in any presentations regarding any Underwritten Offering reasonably requested by the Registration Stockholders or the managing underwriter or underwriters participating in the disposition of those Registrable Securities, provided that so doing does not unreasonably interfere with the business of FelCor and the out-of-pocket costs thereof are reimbursed to FelCor;

                 (p) Use all reasonable efforts to facilitate the Stockholders' purchase or sale of puts, calls and forward contracts, short sales and other hedging transactions involving Registrable Securities; and

                 (q) Use all reasonable efforts to take all of the steps necessary or advisable to effect the registration of the Registrable Securities pursuant to the Registration Statement.

         FelCor may require each Registration Stockholder whose Registrable Securities are being registered to furnish to FelCor such information regarding the distribution of its Registrable Securities as FelCor may, from time to time, reasonably request in writing and FelCor may exclude from such registration the Registrable Securities of any Registration Stockholder that unreasonably fails to furnish such information within a reasonable time after receiving such request.

         Each Registration Stockholder will be deemed to have agreed by virtue of its acquisition of Registrable Securities that, upon receipt of any notice from FelCor of the occurrence of any event of the kind described in Section 2.3(c)(ii), 2.3(c)(iii), 2.3(c)(v), 2.3(c)(vi) or 2.3(c)(vii) (each, a
"Suspension Notice"), the Registration Stockholder will forthwith discontinue disposition of its Registrable Securities covered by the Registration Statement or Prospectus (a "Blackout") until the Registration Stockholder's receipt of the copies of the supplemented or amended Prospectus contemplated by Section 2.3(j), or until it is advised in writing by FelCor that the use of the applicable Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus. FelCor will not give a Suspension Notice at any time prior to the date which is 60 calendar days after the effective date of the Registration Statement (or after expiration of the Lock-Up Period if the Form S-4 is converted under Section 2.1(b)) and in no event will the aggregate number of days the Registration Stockholders are subject to Blackout during any period of 12 consecutive months exceed 180 days.

         2.4. Registration Expenses. All fees and expenses incident to the performance of or compliance with this Agreement by FelCor will be borne by FelCor. Those fees and expenses will include, without limitation, (i) all registration and filing fees (including without limitation fees and expenses with respect to filings required to be made with the National Association of Securities Dealers, Inc.), (ii) printing expenses (including without limitation expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing or photocopying prospectuses), (iii) messenger, telephone and delivery expenses, (iv) reasonable fees and disbursements of counsel for FelCor and the Special Counsel (provided however, that FelCor will reimburse the Registration Stockholders for the reasonable fees and disbursements of not more than one Special Counsel chosen by the Registration Stockholders), (v) fees and disbursements of all independent certified public accountants referred to in Section 2.3(l)(iii) (including the expenses of any special audit and "comfort" letters required by or incident to such performance), (vi) Securities Act liability insurance if FelCor so desires that insurance, and (vii) fees and expenses of all other Persons retained by FelCor; but excluding underwriting discounts and commissions and transfer Taxes, if any, relating to the sale or disposition of Registrable Securities, which shall be borne by the Registration Stockholders. In addition, FelCor will pay its internal expenses (including without limitation all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by FelCor are then listed and the fees and expenses of any Person, including special experts, retained by FelCor.

         2.5. Indemnification. (a) Indemnification by FelCor. FelCor will, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by law, each Registration Stockholder holding Registrable Securities registered pursuant to this Agreement, the officers, directors, partners, stockholders, agents and employees of each of them, each Person who Controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) a Registration Stockholder and the officers, directors, partners, stockholders, agents and employees of any such Controlling Person, from and against all losses, claims, damages, liabilities, costs (including without limitation the costs of investigation and attorneys' fees) and expenses (collectively, "Losses"), as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, Prospectus or form of Prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are based solely upon information furnished in writing to FelCor by such Registration Stockholder expressly for use therein; provided, however, that FelCor will not be liable to any Registration Stockholder to the extent that any such Losses arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any preliminary prospectus if either (i)(A) that Registration Stockholder failed to send or deliver a copy of the Prospectus with or prior to the delivery of written confirmation of the sale by that Registration Stockholder of a Registrable Security to the Person asserting the claim from which such Losses arise and (B) the Prospectus would have completely corrected such untrue statement or alleged untrue statement or such omission or alleged omission; (ii) such untrue statement or alleged untrue statement, omission or alleged omission is completely corrected in an amendment or supplement to the Prospectus previously furnished by or on behalf of FelCor with copies of the Prospectus as so amended or supplemented, and that Registration Stockholder thereafter fails to deliver such Prospectus as so amended or supplemented prior to or concurrently with the sale of a Registrable Security to the Person asserting the claim from which such Losses arise; or (iii) such untrue statement or alleged untrue statement, omission or alleged omission was contained in any information so furnished in writing by that Stockholder to FelCor expressly for use in the Registration Statement or Prospectus and was relied upon by FelCor in the preparation of the Registration Statement, Prospectus or preliminary prospectus.

         (b) Indemnification by Holders of Registrable Securities. In connection with the Registration Statement, the Registration Stockholders selling Registrable Securities will furnish to FelCor in writing such information as FelCor reasonably requests for use in connection with the Registration Statement or Prospectus and will severally, but not jointly, indemnify, to the fullest extent permitted by law, FelCor, its directors and officers, agents and employees, each Person who Controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) FelCor, and the directors, officers, agents or employees of such Controlling Persons, from and against all Losses arising out of or based upon any untrue statement of a material fact contained in any Registration Statement, Prospectus or preliminary prospectus or arising out of or based upon any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent, that such untrue statement or omission is contained in any information so furnished in writing by that Registration Stockholder to FelCor expressly for use in the Registration Statement or Prospectus and was relied upon by FelCor in the preparation of the Registration Statement, Prospectus or preliminary prospectus. In no event will the liability of any Registration Stockholder under this Section 2.5(b) be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by that Registration Stockholder upon the sale of the Registrable Securities giving rise to the indemnification obligation.

         (c) Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any Person in respect of which indemnity may be sought pursuant to this Section 2.5, such Person (the "indemnified party") will promptly notify the Person against whom such indemnity may be sought (the "indemnifying party") in writing and the indemnifying party, upon request of the indemnified party, will retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and will pay the fees and disbursements of such counsel related to such proceeding; provided that the failure of any indemnified party so to notify the indemnifying party will not relieve the indemnifying party of its obligations hereunder except to the extent that the indemnifying party is actually prejudiced by such failure to notify. In any such proceeding, any indemnified party will have the right to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party will not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all indemnified parties and that all such fees and expenses will be reimbursed as they are incurred. The indemnifying party will not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any Loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it will be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party will, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (d)     Contribution.  If the indemnification provided for in this
Section 2.5 is unavailable to an indemnified party under Section 2.5(a) or 2.5(b) in respect of any Losses or is insufficient to hold the indemnified party harmless (other than giving effect to the last sentence of Section 2.5(b)), then each applicable indemnifying party, in lieu of indemnifying the indemnified party, will, jointly and severally, contribute to the amount paid or payable by the indemnified party as a result of the Losses, in the proportion as is appropriate to reflect the relative fault of the indemnifying party or indemnifying parties, on the one hand, and the indemnified party, on the other hand, in connection with the actions, statement or omissions that resulted in the Losses as well as any other relevant equitable considerations. The relative fault of the indemnifying party or indemnifying parties, on the one hand, and the indemnified party, on the other hand, will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or related to information supplied by, the indemnifying party or indemnified party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission. The amount paid or payable by a party as a result of any Losses will be deemed to include any legal or other fees or expenses incurred by such party in connection with any action or proceeding. In no event will the obligation of a Registration Stockholder under this Section 2.5(d) be greater in amount than the dollar amount of the proceeds (net of payment of all expenses) received by that Registration Stockholder upon the sale of the Registrable Securities giving rise to the contribution obligation.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.5(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this

Section 2.5(d), an indemnifying party that is a Registration Stockholder will not be required to contribute any amount in excess of the dollar amount of the proceeds (net of payment of all expenses) received by that Registration Stockholder upon the sale of the Registrable Securities giving rise to the contribution obligation over the amount of any damages which that Registration Stockholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         The indemnity, contribution and expense reimbursement obligations of FelCor hereunder will be in addition to any liability FelCor may otherwise have under this Agreement. The provisions of this Section 2.5 will survive so long as Registrable Securities remain outstanding, notwithstanding any transfer of the Registrable Securities by any holder thereof or any termination of this Agreement.

         2.6. Rule 144. FelCor will file the reports required to be filed by it under the Securities Act and the Exchange Act, and will cooperate with any Registration Stockholder (including without limitation by making any representations as any Registration Stockholder may reasonably request), all to the extent required from time to time to enable the Registration Stockholder to sell Registrable Securities without registration under the Securities Act within the limitations of the exemptions provided by Rule 144. Upon the request of any Registration Stockholder, FelCor will deliver to such Registration Stockholder a written statement as to whether it has complied with such filing requirements. Notwithstanding the foregoing, nothing in this
Section 2.6 will be deemed to require FelCor to register any of its securities under any section of the Exchange Act.

         2.7. Underwritten Registrations. If any of the Registrable Securities are to be sold in an Underwritten Offering (other than an Underwritten Offering with respect to Securities that are sold primarily on behalf of FelCor), the underwriter or underwriters and the managing underwriter or managing underwriters will be selected by the Registration Stockholders holding a majority of such Registration Securities; provided, that such underwriter or managing underwriter shall be reasonably satisfactory to FelCor. Each party hereby agrees that, in connection with any Underwritten Offering hereunder in which it participates, it will undertake to offer customary indemnification to the participatory underwriters.

         2.8. Indemnification of Statutory Underwriters. Any institutional buyer, placement agent or counterparty who is deemed to be an underwriter pursuant to Section 2(11) of the Securities Act in connection with the sale of Registrable Securities by a Registration Stockholder to such Person will be entitled to the indemnity set forth in Section 2.5(a).

                                  ARTICLE III

                              CORPORATE GOVERNANCE

         3.1. Composition of the Board. Each of the Bass Parties as a group and the Holdings Parties as a group have designated on Schedule 1.7 to the Merger Agreement one Person to serve as a director of FelCor effective upon the Merger. FelCor will take all necessary action in order to ensure that the Persons designated pursuant to this Section 3.1 are appointed to the Board promptly following or upon the effectiveness of the Merger to serve in the class of directors specified thereon and, in the case of Donald J. McNamara, to serve as the Chairman of the Board and of its Executive Committee.

         3.2. Voting. Until either the Holdings Parties or the Bass Parties owns less than 25% of its Initial Ownership, each of the Bass Parties and the Holdings Parties will vote its Voting Securities, or execute written consents, as the case may be, and each of the Bass Parties and the Holdings Parties will take all other necessary action (including causing FelCor to call a special meeting of stockholders), in order to ensure that the Person designated by the Bass Parties and the Person designated by the Holdings Parties are elected to the Board, and none of the Bass Parties or the Holdings Parties will vote any of their Voting Securities in favor of the removal of any director who shall have been so designated, unless such removal shall be for cause or the Person entitled to designate such director shall have consented to such removal in writing. When either the Holdings Parties or the Bass Parties, as applicable, no longer own at least 25% of their Initial Ownership, each Stockholder's obligations to take or refrain from taking certain actions pursuant to this
Section 3.2 will terminate without further action. For the avoidance of doubt, this Article III will not apply to any Voting Securities held or received by the direct or indirect constituent partners of any of the Holdings Parties.


                                   ARTICLE IV

                            RESTRICTIONS ON TRANSFER

         4.1. General Restriction. Until the six month anniversary of the Effective Time (such period, the "Lock-Up Period"), no Stockholder may, directly or indirectly, sell, assign, transfer, grant a participation in, pledge or otherwise dispose of ("Transfer") any shares of FelCor Common Stock or any securities convertible into, or exchangeable for shares of FelCor Common Stock or rights to purchase shares of FelCor Common Stock ("Derivatives" and collectively with the shares of FelCor Common Stock referred to herein as "Securities") except (a) to a Permitted Transferee, (b) in compliance with the limitations of Rule 145, (c) pursuant to a tender offer or other transaction that has been approved by the Board and is made to all holders of Securities that are the subject of the tender offer or other transaction, (d) any pledge of Securities by a Stockholder made in connection with a bona fide loan to such Stockholder, (e) any involuntary Transfer resulting from a lender foreclosing on any pledge of any Securities which pledge existed on the date hereof or was made in accordance with this Section 4.1, or (f) any Transfer made with the prior written consent of FelCor.

         4.2. Transfers in Compliance with Law. No Stockholder may Transfer any Securities at any time to any Person except in compliance with applicable federal, state and foreign securities laws.

         4.3. Legends. Each Stockholder understands and agrees that stop transfer instructions will be given to FelCor's transfer agent with respect to certificates evidencing the FelCor Common Stock such Stockholder may acquire pursuant to the Merger and that there will be placed on the certificate evidencing the FelCor Common Stock such Stockholder may acquire pursuant to the Merger a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, APPLIES. THE SHARES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED, SOLD, PLEDGED, EXCHANGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND THE OTHER CONDITIONS SPECIFIED IN THAT CERTAIN STOCKHOLDERS' AND REGISTRATION RIGHTS AGREEMENT DATED __________, 1998 AMONG FELCOR AND THE STOCKHOLDERS NAMED THEREIN, A COPY OF WHICH WILL BE MAILED TO THE HOLDER HEREOF WITHOUT CHARGE WITHIN FIVE DAYS AFTER RECEIPT OF WRITTEN REQUEST THEREFOR."

FelCor agrees to notify the transfer agent of the removal of such stop transfer instructions and legend upon (i) the transfer of the FelCor Common Stock represented by such certificate pursuant to a Registration Statement under the Securities Act or in accordance with the applicable provisions of Rule 145 (including without limitation paragraph (d) thereof), (ii) the expiration of the restrictive period set forth in Rule 145(d), or (iii) the delivery by the Stockholder to FelCor of a copy of a letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to FelCor, to the effect that the shares subject thereto may be offered and sold without registration under the Securities Act.

         4.4. Unauthorized Transfers. Any purported Transfer of any Securities in violation of the provisions of this Article IV (an "Unauthorized Transfer") will be null and void. FelCor will not register, recognize or give effect to any Unauthorized Transfer and the purported transferee of any Securities pursuant to an Unauthorized Transfer will not thereby acquire any rights in those Securities. FelCor will, immediately upon becoming aware of an actual or attempted Unauthorized Transfer, instruct the transfer agent or registrar for the Securities to issue an appropriate stop-transfer order with regard to the Unauthorized Transfer or attempted Unauthorized Transfer.

         4.5. Transfers to Affiliates. No Stockholder will Transfer any of its shares of FelCor Common Stock to an Affiliate unless such Affiliate executes a copy of this Agreement and agrees to be bound by all the provisions herein, whereupon references in this Agreement to a Stockholder will be deemed to include any such Affiliates; provided, however, this Section 4.5 will not apply to any distribution by Partnership A or Partnership B to their respective direct or indirect constituent partners.


                                   ARTICLE V

                         RIGHT TO PARTICIPATE IN SALES

         5.1. Right to Participate in Sales. (a) If a Stockholder (the "Offering Stockholder") proposes to sell any or all of the Securities owned by the Offering Stockholder (the "Offered Securities") to a Third Party in a bona fide transaction not involving an Excluded Transaction (a "Third Party Sale"), the Offering Stockholder will, prior to effecting any Third Party Sale, deliver to the other Stockholders (the "Non-Offering Stockholders") a written notice (an "Offer Notice") specifying (i) the aggregate amount of cash consideration, the amount of any promissory note or other debt instrument and the Fair Market Value of any other non-cash consideration (the "Offer Price") for which the Offering Stockholder proposes to sell the Offered Securities in the proposed Third Party Sale, (ii) the identity of the purchaser in the proposed Third Party Sale, (iii) the date the proposed Third Party Sale is scheduled to close, and (iv) all other material terms of the proposed Third Party Sale, including without limitation any other contract or transaction entered into or proposed to be entered into in connection with the Third Party Sale. If a Non-Offering Stockholder so requests in a written notice (a "Co-Sale Notice") delivered to the Offering Stockholder within 20 calendar days following the delivery of the Offer Notice (the "Co-Sale Acceptance Period"), such Non-Offering Stockholder (a "Co-Selling Stockholder") will be permitted to sell in that Third Party Sale, on the same terms as the Offering Stockholder, up to the number of Securities held by such Co-Selling Stockholder as is specified in the Co-Sale Notice; provided that the number of Securities to be sold by such Co-Selling Stockholder participating in such Third Party Sale will in no event exceed the Portion corresponding to such Co-Selling Stockholder. As used herein, "Portion" means, with respect to a Co-Selling Stockholder, the number of Securities beneficially owned by such Co-Selling Stockholder multiplied by a fraction the numerator of which is the number of Securities to be sold by the Offering Stockholder and its Permitted Transferees in such Third Party Sale and the denominator of which is the aggregate number of Securities beneficially owned by the Offering Stockholder and its Permitted Transferees, without duplication, immediately prior to such Third Party Sale. If a Co-Selling Stockholder requests to include more Securities than provided under the preceding sentences, the Offering Stockholder will attempt to cause the Third Party purchaser to acquire those additional Securities, but will have no liability for the Third Party purchaser's refusal to purchase those additional Securities. To the extent that the Third Party purchaser is unwilling to purchase all of the Securities proposed to be sold by the Offering Stockholder and the Co-Selling Stockholders, the number of Securities to be sold by each of the Offering Stockholder and the Co-Selling Stockholders will be reduced to their respective Pro Rata Number of Securities. "Pro Rata Number" means, with respect to the participation of the Offering Stockholder and each Co-Selling Stockholder in a Third Party Sale, the product of (i) the total number of Securities proposed to be sold by such Stockholder (not to exceed, with respect to any Co-Selling Stockholder, such Co-Selling Stockholder's Portion) and (ii) a fraction, the numerator of which is the total number of Securities proposed to be purchased by the Third Party purchaser, and the denominator of which is the total number of Securities proposed to be sold by both the Offering Stockholder and all of the Co-Selling Stockholders (not to exceed, with respect to any Co-Selling Stockholder, such Co-Selling Stockholder's Portion). For purposes of this
Section 5.1, an "Excluded Transaction" will mean any Transfer (i) pursuant to or as a result of (A) a public offering or (B) a hedging transaction with a broker-dealer, bank or other financial institution, (ii) in an open-market transaction effected on a national securities exchange or national quotation system or a transaction involving as a counterparty an underwriter, broker-dealer or other similar Person effecting a transaction in or consistent with the ordinary course of its business, (iii) to one or more financial institutions, investment companies, pension or other employee benefit plans, trusts, mutual or similar funds or "qualified institutional buyers" within the meaning of Rule 144A under the Securities Act, (iv) pursuant to a tender offer or other transaction that has been approved by the Board, or (v) resulting from any pledge of Securities by Holdings made in connection with a bona fide loan to Holdings, including any Transfer resulting from a lender foreclosing on any pledge of any Security or exercising its other rights in respect thereof.

         (b) Notwithstanding anything to the contrary herein contained, the Offering Stockholder (i) will have the right to elect not to consummate any Third Party Sale (without liability to the Non-Offering Stockholders) if it is unable to sell all of the Offered Securities as initially set forth in the Offer Notice and (ii) may increase the number of Securities included in the Offered Securities to accommodate any Securities proposed to be sold by a Non-Offering Stockholder.

         (c) If a Co-Selling Stockholder properly elects to participate in a Third-Party Sale, the Offering Stockholder will represent such Co-Selling Stockholder in the sale but will not assume any fiduciary duty to the Co-Selling Stockholder under this Agreement. The Co-Selling Stockholder will execute and deliver the documentation providing for the Third Party Sale as negotiated by the Offering Stockholder; provided that, at any time prior to such execution and delivery, the Co-Selling Stockholder may decline to participate in the Third Party Sale if the documentation is not reasonably acceptable to it. If the Co-Selling Stockholder fails to execute and deliver the documentation or timely to perform its obligations thereunder, the Offering Stockholder may complete the Third Party Sale without the participation of the Co-Selling Stockholder. The Offering Stockholder will have no responsibility to the Co-Selling Stockholder if it fails to consummate a Third Party Sale, and the Offering Stockholder will in all events be free to abandon any Third Party Sale at any time prior to its consummation without any liability to the Non-Offering Stockholders.

         If the Holdings Parties so request, the Bass Parties will deliver to Holdings such documents as Holdings may reasonably request consistent with this
Section 5.1 confirming the terms hereof for the benefit of any Third Party, including without limitation execution of a written acknowledgment prepared by Holdings within a reasonable period of time, not to exceed two Business Days, confirming that, with respect to a particular Excluded Transaction, the provisions of this Section 5.1 do not apply to a sale of any Securities owned by Holdings in such Excluded Transaction.

         5.2. Securities Not Subject to Tag-Along Right. For the avoidance of doubt, this Article V will not apply to (i) the Transfer of Securities by either of the Holdings Parties to any of their direct or indirect constituent partners or (ii) Securities held or received by such direct or indirect partners. Nothing in this Article V or VI will constitute a waiver, modification or amendment of any restriction on transfer or ownership arising under FelCor's charter or Section 4.1 hereof.

         5.3. Termination. This Article V will terminate on the date either the Bass Parties or the Holdings Parties beneficially own less than 25% of their Initial Ownership.


                                   ARTICLE VI

                           PREEMPTIVE RIGHTS; WAIVER

         6.1. Preemptive Rights. Except for the issuance of Excluded Securities, FelCor will provide the Bass Parties and the Holdings Parties with written notice of any sale by it for cash of any Securities of FelCor in which the gross proceeds of such sale to FelCor and its Subsidiaries equals or exceeds $100 million (such offering, a "Qualified Offering") no later than the closing date of the Qualified Offering (such notice, the "Qualified Offering Notice"). The Qualified Offering Notice will specify the

Securities issued, the purchase price (which, in the case of a public offering, will be the initial offering price to the public, and in all other cases, the price to the purchasers of the Securities without regard to underwriting discounts or commissions), the issuance date and all other material terms of such issuance. No later than five calendar days after receipt of the Qualified Offering Notice, each Stockholder must deliver to FelCor a written notice stating whether such Stockholder desires to acquire the same type of Securities that were issued and the number of Securities it intends to purchase (the "Election Notice"). The Election Notice will constitute a binding contract by the Stockholder to acquire,on the terms set forth in the Qualified Offering Notice,up to that number of Securities such that, after giving effect to the consummation of the Qualified Offering and the issuance to the Stockholder pursuant to this Section 6.1, the Stockholder would hold that Ownership Percentage equal to such Stockholder's Ownership Percentage immediately prior to the Qualified Offering, to be completed five days after the Qualified Offering or on such other date to which FelCor and the relevant Stockholder agree. Payment will be made in immediately available funds on such completion date.

         6.2. Regulatory Restrictions; Termination. (a) FelCor may modify this Article VI in whole or in part to the extent necessary to address any objections raised by the NYSE or any other securities exchange or quotation system on which the FelCor Common Stock is listed (a "Regulatory Objection"). FelCor will use all reasonable efforts to address any Regulatory Objection so as to preserve to the greatest extent practicable the parties' rights hereunder.

         (b) This Article VI will terminate (i) with respect to any Stockholder that fails three times to deliver an Election Notice with respect to the full number of Securities purchasable under Section 6.1 and (ii) as to the Bass Parties or the Holdings Parties, as applicable, on the date the Bass Parties or the Holdings Parties, respectively, beneficially own less than 50% of their Initial Ownership.


                                  ARTICLE VII

                                 MISCELLANEOUS

         7.1. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Delaware or in any Delaware State court, this being in addition to any other remedy to which they are entitled at law or in equity.
In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the State of Delaware or any Delaware State court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court. Process in any action, suit or proceeding hereunder may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.4 will be deemed effective service of process or such party. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity will be cumulative and not alternative, and the exercise of any thereof by any party will not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         7.2. No Inconsistent Agreements. FelCor has not, as of the date hereof, and will not, on or after the date hereof, enter into any agreement with respect to the Securities which is inconsistent with the rights granted to the holders of Securities in this Agreement or otherwise conflicts with the provisions hereof.

         7.3. Amendments and Waivers. Except as set forth in Section 6.2(a), no provision of this Agreement may be waived except by an instrument in writing executed by the party against whom the waiver is to be effective. The provisions of this Agreement may not be amended, modified or supplemented without the prior written consent of FelCor and the Stockholders. Notwithstanding the foregoing, a waiver or consent to depart from the provisions of this Agreement with respect to a matter that relates exclusively to the rights of a particular Stockholder and that does not directly or indirectly affect the rights of the other Stockholders may be given only by affected Stockholders; provided, however, that the provisions of this sentence may not be amended, modified, or supplemented except in accordance with the provisions of the immediately preceding sentence.

         7.4. Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) if to FelCor, at the address or telecopy number below and if to a Stockholder, at the address or telecopy number set forth on Schedule A (or at such other address or telecopy number for a party as will be specified by like notice):

                 if to FelCor:

                 FelCor Suite Hotels, Inc.
                 545 E. John Carpenter Freeway
                 Suite 1300
                 Irving, Texas  75062
                 Attention:  President
                 Attention:  General Counsel
                 Telecopy No.:  (972) 444-4949

                 with a copy to:

                 Jenkens & Gilchrist, P.C.
                 1445 Ross Avenue
                 Suite 3200
                 Dallas, Texas  75202
                 Attention:  Robert W. Dockery
                 Telecopy No.:  (214) 855-4300


All notices will be deemed to be given only when actually received.

         7.5. Owner of Registrable Securities. FelCor will maintain, or will cause its registrar and transfer agent to maintain, a stock book with respect to FelCor Common Stock, in which all transfers of Registrable Securities of which FelCor has received notice will be recorded. FelCor may deem and treat the person in whose name Registrable Securities are registered in the stock book of FelCor as the owner thereof for all purposes, including without limitation the giving of notices under this Agreement.

         7.6. Successors and Assigns. Except as provided elsewhere herein, no party may assign its rights or delegate its obligations under this Agreement. Notwithstanding the foregoing, Permitted Transferees will succeed to the rights granted under Article II and Article III (to the extent provided therein), and to the extent applicable thereto, Articles I and VII, of this Agreement.

         7.7. Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties hereto.

         7.8. Headings. Article and Section headings in this Agreement are included herein for convenience of reference only and will not constitute a part of this Agreement for any other purpose.

         7.9. Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable conflict of laws principles thereof.

         7.10. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all prior agreements and undertakings, both written and oral, including without limitation, the Stockholders' Agreement, dated as of April 28, 1997, among Holdings, HC, BAI, PLC and Bristol and the Registration Rights Agreement, dated as of April 28, 1997, among Holdings, HC, BAI and Bristol, with respect to the subject matter of this Agreement.

         7.11. Attorneys' Fees. In any action or proceeding brought to enforce any provision of this Agreement, or where any provision hereof is validly asserted as a defense, the prevailing party, as determined by the court, will be entitled to recover reasonable attorneys' fees and related disbursements and expenses in addition to any other available remedy.

         7.12. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision will be interpreted to be only so broad as is enforceable.

         7.13. Changes in Outstanding Securities. The provisions of this Agreement regarding Registrable Securities, FelCor Common Stock and other securities of FelCor will apply to securities of FelCor or any successor or assign of FelCor (whether by merger, consolidation, sale of assets or otherwise) that may be issued in respect of, or by reason of any stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise. Upon the occurrence of any such event, the definitions of FelCor Common Stock and Registrable Securities will be appropriately modified by the board of directors of FelCor.

         7.14. Termination. Except as otherwise provided herein, this entire Agreement will terminate on the earlier of (i) the voluntary or involuntary dissolution or liquidation of FelCor, and (ii) the mutual agreement of the parties hereto.

         7.15. Acquisition of BHR Shares. The Bass Parties will not, and will not permit their Affiliates to, purchase or otherwise acquire, or agree or offer to purchase or otherwise acquire, beneficial ownership of any shares ("BHR Common Shares") of the common stock, par value $0.01 per share, of BHR if after giving effect thereto the Bass Parties would be deemed to own, by virtue of the attribution provisions of Section 544 of the Code (as modified by Section 856 (h)(i)(B) of the Code) (assuming that BHR is a REIT for such purposes) and/or Section 318 of the Code

(as modified by Section 856(d)(5) of the Code), BHR Common Shares representing more than 9.9% of the total number of outstanding BHR Common Shares, without the prior written consent of FelCor.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.


                                        FELCOR SUITE HOTELS, INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        BASS AMERICA INC.


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:


                                        HOLIDAY CORPORATION



                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:



                                        [PARTNERSHIP A]


                                        By:
                                            -------------------------------, its
                                            general partner


                                            By:
                                                ----------------------------
                                                Name:
                                                Title:


                                        [PARTNERSHIP B]


                                        By:
                                            -------------------------------, its
                                            general partner


                                            By:
                                                ----------------------------
                                                Name:
                                                Title:

                                        The undersigned agrees to the terms of
                                        Article IV and Section 7.15.


                                        BASS PLC


                                        By:
                                            ------------------------------------
                                            Name:
                                            Title:

                                                                      SCHEDULE A




 Name and Address                                        Number of Shares of
 of Stockholder                                          FelCor Common Stock
 -----------------                                       -------------------
